EXHIBIT 99.2
ADVENTRX RECEIVES FDA CLEARANCE UNDER A SPECIAL PROTOCOL ASSESSMENT TO
INITIATE COFACTOR PHASE III CLINICAL TRIAL
SAN DIEGO — May 22, 2006 — ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today that it reached an agreement under a special protocol assessment (SPA) with the US Food and Drug Administration (FDA) on the design of the Company’s CoFactor® Phase III clinical trial protocol. The Company also announced it remains on track to initiate the Phase III clinical trial in Q2 2006. CoFactor is a biomodulator drug designed to improve the efficacy and safety of the widely used chemotherapeutic agent, 5-fluorouracil (5-FU).
The SPA documents the FDA’s agreement that the design and planned analysis of the Phase III study adequately address the objectives necessary to support a regulatory submission for product registration.
“We are pleased that the FDA has accepted our Phase III clinical protocol for CoFactor,” said Evan M. Levine, ADVENTRX president and CEO. “The protocol for this registrational trial was optimized based on feedback from numerous discussions with thought leading oncologists. We look forward to launching this pivotal clinical trial in the second quarter as we previously announced.”
About the Phase III Clinical Trial
The Phase III clinical trial is a multicenter, 1200 patient, controlled study in the first-line therapy of patients with metastatic colorectal cancer. Patients will be equally randomized to treatment with either CoFactor or leucovorin, plus 5-FU and bevacizumab (Avastin®). The primary endpoint in the study is progression-free survival. Secondary endpoints include response rate, overall survival and incidence and severity of adverse events. M. Wasif Saif, MD, MBBS, Associate Professor of Yale University School of Medicine is the study chair.
About CoFactor
CoFactor (ANX-510) is a folate-based biomodulator drug designed to enhance the activity and reduce associated toxicity of the widely used cancer chemotherapeutic agent 5-fluorouracil (5-FU). CoFactor creates more stable binding of the active form of 5-FU to the target enzyme, thymidylate synthase (TS), improving 5-FU performance. The Company reported Phase II results from an independent radiological assessment that found an overall clinical benefit of 85% and objective response of 35% in first line treatment of metastatic colorectal cancer with CoFactor and 5-FU. The Company also reported median time to tumor progression (TTP) of 163 days, with no study drug-related grade 3 or grade 4 gastrointestinal or hematological toxicity.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing treatments for cancer and infectious diseases that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward-Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement.
ADVENTRX undertakes no obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances which occur after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866
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